Exhibit 99.2
CrossAmerica Announces Pending Sale-Leaseback Transaction with Leading Institutional Real Estate Investor

•	Includes the sale and leaseback of 20 properties acquired as part of the State Oil acquisition

•	Transaction expected to close by the end of the year

ALLENTOWN, PA, November 29, 2016 - CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or “the Partnership”) announced today that it has entered into an agreement with a leading institutional real estate investor for the sale and leaseback of 20 properties acquired as part of the State Oil acquisition for net proceeds of approximately $29 million. CrossAmerica acquired the State Oil assets on September 27, 2016 for $41.8 million, which included a total of 56 fee properties and 60 million gallons of annual fuel supply.

As part of the agreement, the retail sites in the Chicago market will be sold to the buyer and leased to CrossAmerica for a period of 15 years with an additional 15 years of renewal options. The transaction is subject to further due diligence and is expected to close by the end of the year.

“We are pleased to enter into this agreement with a leading real estate institution that will provide us with additional flexibility as we manage our available capital,” said President Jeremy Bergeron. “With this pending sale-leaseback transaction, as well as various other initiatives, we continue to position the Partnership for further growth, while strengthening our balance sheet and maintaining a strong coverage ratio.”

About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,190 locations and owns or leases more than 880 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.
Contacts

Investors:
Randy Palmer, 210-692-2160
Karen Yeakel, 610-625-8005

Media:
Lisa Koenig, 210-692-2659

Forward-Looking Statements
This press release and any oral statements made regarding the subjects of this release may contain forward-looking statements of CrossAmerica Partners, which may include, but are not limited to, statements regarding CrossAmerica Partners’ plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as "outlook," "intends," "plans," "estimates," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "anticipates," "foresees," or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that CrossAmerica Partners expects or anticipates will occur in the future, including statements relating to the acquisitions, consideration that may be subject to adjustment, and closing conditions, revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon CrossAmerica Partners’ current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond each of the company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by CrossAmerica Partners on its website or otherwise. CrossAmerica Partners does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although CrossAmerica Partners does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the CrossAmerica Partners’ Form 10-K or 10-Qs filed with the Securities and Exchange Commission as well as in CrossAmerica Partners’ other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.